As filed with the Securities and Exchange Commission on November 25, 2008
Registration Statement No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SOUTHWEST BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Oklahoma (State or Other Jurisdiction of	73-1136584
Incorporation or Organization)	(IRS Employer I.D. Number)
608 South Main Street, Stillwater, Oklahoma 74074
(Address of Principal Executive Offices) (Zip Code)
SOUTHWEST BANCORP, INC.
2008 STOCK BASED AWARD PLAN
(Full Title of Plan)
Rick J. Green
President and Chief Executive Officer
Southwest Bancorp, Inc.
608 South Main Street
Stillwater, Oklahoma 74074
(405)-372-2230
(Name, Address, and Telephone Number of Agent for Service)
Copy to:
James I. Lundy, III, Esquire
Attorney at Law
1701 Pennsylvania Avenue
Suite 300
Washington, DC 20006
     Indicate by a check mark if the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “accelerated filer,” “large accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering per	Aggregate Offering	Amount of
to be Registered	Registered	Share(1)	Price	Registration Fee
Common Stock, $1.00 par value	800,000 shares	$12.97	$10,376,000	$407.78
(1)	Based upon the average of the high and low prices of the Common Stock reported in the consolidated reporting system on November 21, 2008, in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
INTRODUCTORY STATEMENT
     This registration statement is filed for the purpose of registering 800,000 shares of common stock, $1.00 par value per share, (“Common Stock”) of Southwest Bancorp, Inc. (the “Company”) pursuant to the Southwest Bancorp 2008 Stock Based Award Plan (the “Plan”) along with an indeterminate amount of interests under the Plan.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. Incorporation of Certain Documents by Reference.
     The following documents filed by the Company with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:
     (1) Annual Report on Form 10-K for the year ended December 31, 2007;
     (2) Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;
     (3) Quarterly Report on Form 10-Q for the quarter ended June 30, 2008;
     (4) Quarterly Report on Form 10-Q for the quarter ended September 30, 2008;
     (5) Current Report on Form 8-K filed January 2, 2008;
     (6) Current Report on Form 8-K filed January 22, 2008;
     (7) Current Report on Form 8-K filed March 4, 2008;
     (8) Current Report on Form 8-K filed March 13, 2008;
     (9) Current Report on Form 8-K filed March 17, 2004;
     (10) Current Report on Form 8-K filed April 17, 2008;
     (11) Current Report on Form 8-K filed April 29,2008;
     (12) Current Report on Form 8-K filed April 29, 2008;
     (13) Current Report on Form 8-K filed May 27, 2008;
     (14) Current Report on Form 8-K filed May June 3, 2008;
     (15) Current Report on Form 8-K filed June 23, 2008;
     (16) Current Report on Form 8-K filed June 30, 2008;
     (17) Current Report on Form 8-K filed July 3, 2008;
     (18) Current Report on Form 8-K filed July 14, 2008;
     (19) Current Report on Form 8-K filed July 21, 2008;
     (20) Current Report on Form 8-K filed August 19, 2008;

     (21) Current Report on Form 8-K filed October 21, 2008;
     (22) Current Report on Form 8-K filed November 21, 2008;
     (23) The description of common stock contained in Item 5 of the Quarterly Report on Form 10-Q for the quarter ended September 30, 1999; and
     (24) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act by the Company since the end of the year covered in its Annual Report referred to in (1) above.
     All documents filed by Southwest Bancorp, Inc. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof, and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby shall have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
ITEM 4. Description of Securities
     As the securities to be issued pursuant to this registration statement are registered under Section 12 of the Securities Exchange Act of 1934, this item is inapplicable.
ITEM 5. Interest of Named Experts and Counsel.
     Not applicable.
ITEM 6. Indemnification of Directors and Officers
     Section 1031 of the Oklahoma General Corporation Act sets forth circumstances under which directors, officers, employees, and agents may be insured or indemnified against liability which they may incur in their capacities.
     Article XV of the Southwest Bancorp, Inc. (“Southwest”) Amended and Restated Certificate of Incorporation provides that we shall indemnify any individual who is or was a director, officer, employee or agent of Southwest, and any individual who serves or served at Southwest’s request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in any proceeding in which the individual is made a party as a result of his or her service in such capacity, if the individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of Southwest and, with respect to any criminal proceeding, he or she had no reasonable cause to believe the conduct was unlawful, unless such indemnification would be prohibited by law. An individual will not be indemnified in connection with a proceeding by or in the right of Southwest in which the individual was adjudged liable to Southwest, unless the court in which the suit was brought determines the individual is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances.
     Southwest Bancorp, Inc. also maintains directors’ and officers’ liability insurance, and has entered into indemnification agreements with its non-officer directors and executive officers (“General Indemnification Agreements”) relating to claims and expenses relating to their service as directors or officers of Southwest or a Southwest subsidiary and additional indemnification agreements (“Financial Expert Agreements”) with directors who serve as audit committee financial experts. Under the General Indemnification Agreements:
     (a) Indemnified parties agree to cooperate in the investigation and defense of any actions or claims that are subject to indemnification under the agreements.
     (b) Indemnified parties are entitled to full reimbursement for expenses if they are successful on the merits of a claim, and for their expenses as serving as witnesses in proceedings in which they are not parties or threatened to be made parties.
     (c) As to claims made other than by Southwest, indemnified parties are entitled to payment of expenses, judgments, penalties, fines, and amounts paid in settlement if they acted in good faith and in a manner they believed to be in, or not opposed to, the best interests of Southwest, and in the case of a criminal proceeding, they had no reasonable cause to believe their conduct was unlawful.
     (d) As to proceedings by or in the right of Southwest, the indemnified parties are entitled to payment of expenses (but not judgments, penalties, fines, or amounts paid in settlement), if they acted in good faith and in a manner they believed to be in, or not opposed to, the best interest of Southwest, except that the indemnified parties are not entitled to payment of expenses if they are found liable to Southwest unless the court finds they are fairly and reasonably entitled to such payments.
     (e) Indemnified parties are eligible for advancement of expenses, except to the extent prohibited by law, and are required to repay amounts for which they are later determined to be ineligible.
     (f) Rights to indemnification are protected by so called “Rabbi Trusts” to be created on the books of Southwest following the later of (i) an action for which indemnification is called for under the agreement, or (ii) the failure of Southwest to reimburse amounts as required by the General Indemnification Agreement, which are subject to the claims of Southwest creditors, are in the amount of $100,000 each, and are subject to replenishment.
     (g) Notwithstanding their General Indemnification Agreement’s other terms: (a) if the board of directors determines that a claim for indemnification arose under the Securities Act of 1933 and that the board is legally required to submit to a court the question of whether or not indemnification is against public policy, it will act to do so promptly; and (b) indemnification is not allowed to the extent that federal banking laws prohibit indemnification payments with respect to certain administrative proceedings or civil actions initiated by federal banking agencies.
     The Financial Expert Agreements are intended to support the SEC and Southwest policies that no audit committee financial expert (“financial expert”) should be subject to additional responsibility or liability by reason of his or her identification or service in such position. Under the Financial Expert Agreements:
     (a) Southwest agrees to indemnify and hold harmless each financial expert against any and all losses, claims, damages, liabilities, and expenses (together, “expenses”) based upon his or her service as an expert, as incurred; provided, however, that Southwest will not be liable under the agreement to the extent that any such claims are based upon (i) claims that are substantially the same as those made against at least one half of the other members of the Audit Committee excluding the chairman of such committee and any person who has been identified as a financial expert in Southwest’s proxy materials; or (ii) willful breach of fiduciary duty by the financial expert involving personal profit.
     (b) Rights to indemnification are protected by so called “Rabbi Trusts” to be created on the books of Southwest following the later of (i) an action for which indemnification is called for under the agreement, or (ii) the failure of Southwest to reimburse amounts as required by the Financial Expert Agreement, which are subject to the claims of Southwest creditors, are in the amount of $100,000 each, and are subject to replenishment.
     (c) The financial expert agrees to refund any amounts that are determined by final unappealable order of a court with jurisdiction over the parties not to be subject to reimbursement under the agreement.
     (d) The agreement does not prevent or limit indemnification to which the financial expert is entitled under any other law or document.
ITEM 7. Exemption From Registration Claimed.
     As no restricted securities are to be reoffered or resold pursuant to this registration statement, this item is inapplicable.
ITEM 8. Exhibits.
     The exhibits required by Item 601 of Regulation S-K and this item are included following the Index to Exhibits at Page 6 hereof.
ITEM 9. Undertakings.
A. Rule 415 Offering
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     provided, however, that paragraphs A(1)(i), A(1)(ii) and A(1)(iii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. Filings Incorporating Subsequent Exchange Act Documents By Reference
     Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Request for Acceleration of Effective Date or Filing of Registration Statement on Form S-8
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stillwater, State of Oklahoma on November 24, 2008

By:	s/ Rick J. Green
Rick J. Green, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature and Title	Date

/s/ Kerby E. Crowell	November 24, 2008

Kerby E. Crowell Executive Vice President, Chief Financial Officer and Secretary

/s/ Jim Berry	November 24, 2008

Jim Berry, Director

/s/ Tom D. Berry	November 24, 2008

Tom D. Berry, Director

/s/ Joe Berry Cannon	November 24, 2008

Joe Berry Cannon, Director

/s/ John Cohlmia	November 24, 2008

John Cohlmia, Director

/s/ David S. Crockett Jr.	November 24, 2008

David S. Crockett Jr., Director

/s/ J. Berry Harrison	November 24, 2008

J. Berry Harrison, Director

/s/ James M. Johnson	November 24, 2008

James M. Johnson, Director

/s/ David P. Lambert	November 24, 2008

David P. Lambert, Director

/s/ Linford R. Pitts	November 24, 2008

Linford R. Pitts, Director

/s/ Robert B. Rodgers	November 24, 2008

Robert B. Rodgers, Director

/s/ Russell W. Teubner	November 24, 2008

Russell W. Teubner, Director

Index to Exhibits

Exhibit Number	Description

4	Southwest Bancorp, Inc. 2008 Stock Based Award Plan, incorporated by reference to Exhibit 10 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2008

5	Opinion of James I. Lundy, III, Attorney at Law

23.1	Consent of James I. Lundy, III, Attorney at Law, included in Exhibit 5

23.2	Consent of Ernst & Young LLP

24	Power of Attorney